Exhibit 10.1

Adjustments to Compensation for Named Executive Officers Effective April 1, 2007

	Former Annual Salary	New Annual Salary
Adjusted salary for Chief Executive Officer	$375,000	$390,000

Adjusted salary for Chief Financial Officer	$205,000	$213,200

Adjusted salary for Chief Operating Officer	$235,000	$244,400